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PROSPECTUS SUPPLEMENT
DATED OCTOBER 6, 1999
(To Prospectus dated October 14, 1998)


                                   $2,500,000

                            COMVERSE TECHNOLOGY, INC.

               4 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                   INITIALLY CONVERTIBLE INTO 58,139 SHARES OF
                     COMMON STOCK, PAR VALUE $.10 PER SHARE

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           All $2,500,000 aggregate principal amount of 4 1/2% Convertible Subordinated Debentures due 2005 (the "Debentures") of Comverse Technology, Inc. (the "Company"), and the 58,139 shares of common stock of the Company ("Common Stock") issuable upon conversion of the Debentures, offered hereby are being sold by FIST-Franklin Convertible Securities Fund (the "Selling Holder"). See "Selling Holder." This Prospectus Supplement should be read in conjunction with the Company's Prospectus dated October 14, 1998 (the "Prospectus"), and the information incorporated by reference therein. The Company will not receive any of the proceeds from sales of Debentures or Common Stock by the Selling Holder.

           The Common Stock is traded on the Nasdaq National Market under the symbol "CMVT."

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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October 6, 1999

382963 v.5

           No dealer, salesperson or any other person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Holder. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the Debentures (and the shares of Common Stock issuable upon conversion of the Debentures) offered hereby, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

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                                 SELLING HOLDER

           The Debentures were originally issued and sold by the Company to, and resold by, Lehman Brothers Inc., in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Selling Holder (which term includes its transferees, pledgees, donees and successors) may from time to time offer and sell pursuant to the Prospectus and this Prospectus Supplement any or all of the Debentures and the shares of Common Stock issuable upon conversion of the Debentures.

           Set forth below is certain information with respect to the Selling Holder and the principal amount of Debentures and the number of shares of Common Stock beneficially owned by it. Such information has been provided by the Selling Holder. Because the Selling Holder may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus Supplement and the accompanying Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holder upon consummation of any such sales. In addition, the Selling Holder may have sold or otherwise transferred, in transactions exempt from the registration requirements of the Securities Act, all or a portion of the securities reflected in the following table as being owned by it since the date on which it provided the information regarding such ownership. Finally, additional selling holders may from time to time be identified and, to the extent required under the Securities Act, information with respect to such additional selling holders will be provided in a further supplement to the Prospectus.

                                                                                   Percentage of Aggregate
                                                       Principal Amount of         Principal Amount of        Number of Shares of
                                                     Debentures Beneficially     Debentures Outstanding           Common Stock
Selling Holder                                       Owned and Offered Hereby      Beneficially Owned        Beneficially Owned(1)
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FIST-Franklin Convertible Securities Fund........           $2,500,000                       *                         58,139

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           *   Less than 1%.

           (1) Assumes conversion of the full amount of Debentures held by the Selling Holder at the current conversion price of $43.00 per share; such conversion price is subject to adjustment in certain circumstances as described in the Prospectus under the caption "Description of Debentures--Conversion
Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time.
Pursuant to the terms of the Indenture under which the Debentures were issued, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the Debentures.








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